CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION



     USA INTERNATIONAL CHEMICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: By Unanimous Written Consent of the Board of Directors of USA INTERNATIONAL CHEMICAL, INC., resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by restating paragraph 4 to read as follows:

     "4.(a) The total number of shares of stock which this corporation shall have authority to issue is Fifty Million (50,000,000), all such shares are to be designated "Common Stock", par value of $0.00001 per share and are to be of one class."

     RESOLVED, that the Certificate of Incorporation of this corporation be further amended by adding a new paragraph "4.(b)", which new paragraph will read as follows:

     "4.(b) Each one hundred (100) issued and outstanding shares of Common Stock of this Corporation shall hereby be combined into one (1) share of validly issued, fully paid and non-assessable Common Stock par value $0.00001 per share. Each person as of April 20, 1995 holding of record any issued and outstanding shares of Common Stock shall receive upon surrender to the Corporation's transfer agent a stock certificate or certificates to evidence and represent the number of shares of post-consolidation Common Stock to which such shareholder is entitled after giving effect to the consolidation; provided, however, that all fractional shares resulting therefrom shall be paid in cash."

                            EXHIBIT 3.1
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     SECOND: That thereafter, pursuant to resolution of its Board of
Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Yale Farar, its President, and Harold S. Fleischman, its Secretary, this 17 day of April, 1995.


                              BY:  Yale Farar
                                   Yale Farar, President



                              ATTEST: Harold S. Fleischman
                                      Harold S. Fleischman,
                                      Secretary



                            EXHIBIT 3.1